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EXHIBIT 99.1

Regal Entertainment Group Prices $200 Million Convertible Senior Notes

        Knoxville, Tennessee—May 22, 2003—Regal Entertainment Group (NYSE: RGC), today announced the pricing of its offering of $200 million aggregate principal amount of convertible senior notes due 2008 to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the "Securities Act"), and in offshore transactions in reliance on Regulation S under the Securities Act. The notes will bear interest at a rate of 3.75 percent per annum, will initially be convertible into Regal's Class A common stock at a conversion price of $26.99 per share and will rank on parity with all of our other existing and future senior indebtedness. On or after May 15, 2007, the notes are convertible at any time before the maturity date. The notes are convertible prior to May 15, 2007 if (1) the price of Regal's Class A common stock issuable upon conversion of a note reaches a specified threshold, (2) specified corporate transactions occur or (3) the trading price for the notes falls below a specified threshold. The conversion price will be subject to certain adjustments on the occurrence of specified events. Regal has also granted the initial purchaser of the notes at 13-day option to purchase up to an additional $40 million principal amount of the notes. The sale of the notes is expected to close on May 28, 2003. At the initial conversion price, each $1,000 principal amount of notes will be convertible into approximately 37.0535 shares of Regal's Class A common stock. The initial conversion price represents a 30% percent premium over the last reported sale price of Regal's Class A common stock on May 21, 2003, which was $20.76 per share.

        Regal intends to use the majority of the net proceeds to pay a portion of an extraordinary dividend to its stockholders in the range of approximately $4.95 to $5.10 per share of its Class A and Class B common stock, subject to board approval. Regal also intend to use a portion of the net proceeds of this offering to enter into convertible note hedge and warrant transactions with respect to its Class A common stock to reduce the potential dilution from conversion of the notes. If the initial purchaser exercises its option to purchase up to $40 million additional principal amount of notes, Regal intends to use the net proceeds from the exercise of the option for general corporate purposes. Regal also intends to obtain an additional term loan facility of approximately $315 million, make a draw on its revolving credit facility of approximately $13 million and use approximately $190 million of cash on hand to fund the extraordinary dividend. If the extraordinary dividend is paid, Regal expects that the amount of any future quarterly dividends will be reduced from the current $0.15 to $0.12 per share.

        In connection with the convertible note hedge and call option transactions, the initial purchaser and/or its affiliates are expected to take positions in our Class A common stock in secondary market transactions and/or will enter into various derivative transactions on the notes. The initial purchaser and/or its affiliates are likely to modify their hedge positions from time to time prior to conversion or maturity of the notes by purchasing and selling shares of Regal's Class A common stock, other securities of Regal or other instruments they may wish to use in connection with such hedging.

        This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. The securities to be offered will not be registered under the Securities Act or applicable state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws.

Forward-looking Statements

        This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, included herein may constitute forward-looking statements. Although Regal believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Important factors that could cause actual results to differ materially from Regal's expectations are disclosed in the risk factors contained in Regal's Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 26, 2003. All forward-looking statements are expressly qualified in their entirety by such factors.

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Financial Contacts:	Media Contact:
Don De Laria Regal Entertainment Group Vice President—Investor Relations 865-925-9685 don.delaria@REGmovies.com	Dick Westerling Regal Entertainment Group Senior Vice President—Marketing 865-925-9539 dick.westerling@REGmovies.com

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Regal Entertainment Group Prices $200 Million Convertible Senior Notes